Filed Pursuant to Rule 424(b)(3)
Registration No. 333-297279

PROSPECTUS

CERVOMED INC.

10,081,131 Shares of Common Stock

This prospectus relates to the offer and resale from time to time by the selling stockholders identified in this prospectus or their donees, pledgees, assigns, transferees, distributees or other successors-in-interest (the “selling stockholders”) of up to an aggregate of 10,081,131 shares of our common stock, par value $0.001 per share (“common stock”), issued by us in a private placement on June 11, 2026 (the “Private Placement”), consisting of (i) 1,767,514 shares of common stock, (ii) 1,592,863 shares of common stock issuable upon the exercise of our pre-funded warrants (the “Pre-Funded Warrants”), (iii) 3,360,377 shares of common stock issuable upon the exercise of outstanding Series B warrants (the “Series B Warrants”), and (iv) 3,360,377 shares of common stock issuable upon the exercise of outstanding Series C warrants (the “Series C Warrants,” and collectively with the Pre-Funded Warrants and Series B Warrants, the “Warrants”).

We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale by the selling stockholders of such shares. We will, however, receive the net proceeds of any Warrants exercised for cash. We are paying the cost of registering the shares of common stock covered by this prospectus as well as various related expenses. The selling stockholders are responsible for any underwriting discounts and selling commissions and/or similar charges incurred in connection with the sale of the shares.

Sales of the shares by the selling stockholders may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices and/or at varying prices determined at the time of sale. The selling stockholders may sell shares directly or to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both. The selling stockholders may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the selling stockholders may sell their shares of common stock hereunder following the effective date of the registration statement of which this prospectus forms a part. We provide more information about how the selling stockholders may sell or otherwise dispose of their shares of Common Stock in the section titled “Plan of Distribution” on page 12.

Our common stock is listed on The NASDAQ Capital Market under the symbol “CRVO.” On July 9, 2026, the last reported sale price of our common stock was $3.74.

Investing in our securities involves risks. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 10, 2026

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
PROSPECTUS SUMMARY	2
THE OFFERING	4
RISK FACTORS	5
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	6
USE OF PROCEEDS	8
SELLING STOCKHOLDERS	9
PLAN OF DISTRIBUTION	12
LEGAL MATTERS	14
EXPERTS	14
WHERE YOU CAN FIND MORE INFORMATION	14
INFORMATION INCORPORATED BY REFERENCE	14

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under this registration statement, the selling stockholders may sell, from time to time in one or more offerings, the common stock described in this prospectus.

We have not authorized anyone to provide you with information other than the information that we have provided or incorporated by reference in this prospectus and your reliance on any unauthorized information or representation is at your own risk. This prospectus may be used only in jurisdictions where offers and sales of these securities are permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, or any sale of our common stock. Our business, financial condition and results of operations may have changed since those dates.

Unless otherwise stated, all references in this prospectus to “we,” “us,” “our,” “CervoMed,” the “Company” and similar designations refer to CervoMed Inc. This prospectus contains references to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

A prospectus supplement may add to, update or change the information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the heading “Where You Can Find Additional Information.”

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before making an investment decision. For a more complete understanding of our company, you should read and consider carefully the more detailed information included or incorporated by reference in this prospectus and any applicable prospectus supplement, including the information incorporated by reference from our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, before making an investment decision.

About CervoMed

We are a clinical-stage biotechnology company developing treatments for age-related brain disorders. Our lead drug candidate, neflamapimod, is an investigational, orally administered small-molecule drug that readily crosses the blood–brain barrier and selectively inhibits the enzyme p38α, a key driver of neuroinflammation and synaptic dysfunction. By targeting the critical disease processes underlying degenerative disorders of the brain, neflamapimod has the potential to reverse synaptic dysfunction, improve neuron health, and slow or prevent disease progression. Neflamapimod is currently in clinical development for the treatment of dementia with Lewy Bodies (“DLB”), our lead indication, as well as non-fluent variant primary progressive aphasia, recovery after stroke, and amyotrophic lateral sclerosis.

Our novel approach focuses on reducing the impact of neuroinflammation, which we believe is a key factor in the manifestation of degenerative diseases of the brain. Chronic activation of p38α in the brains of people with certain neurodegenerative diseases is believed to impair how neurons communicate through synapses. This synaptic dysfunction leads to deterioration of cognitive and motor abilities. Left untreated, synaptic dysfunction can result in irreversible neuronal loss that leads to devastating disabilities, significant reliance on a caretaker, long term care living, and, ultimately, death. However, before neuronal loss commences, disease progression in many major neurodegenerative disorders, including DLB, initially involves a protracted period of reversible functional loss, particularly with respect to the synapses. We believe that inhibiting p38α activity in the brain has the potential to reverse the clinical progression observed in the early-stages of certain neurodegenerative diseases, as well as slow further progression by delaying permanent synaptic dysfunction and neuron death, by interfering with key pathogenic drivers of disease.

We believe we are a leader in the industry in developing a treatment for DLB, a disease with no approved therapies in the US or European Union despite being the second most common progressive dementia. Neflamapimod is the only clinical drug candidate that, to our knowledge, has shown statistically significant improvements on clinical endpoints and a biomarker of neurodegeneration in both a Phase 2a and Phase 2b clinical trial. Differentiating our approach from potential competitors, we believe we are also the only company specifically targeting the treatment of DLB patients without Alzheimer’s Disease (“AD”) co-pathology. While DLB patients with AD co-pathology generally have significant, irreversible neuronal loss, DLB without AD co-pathology is primarily a disease of functional deficits of synapses that we believe is more treatable. We believe if neflamapimod is given in the early stages of certain degenerative diseases of the brain like DLB without AD co-pathology, it may reverse synaptic dysfunction, improve neuron health and function, and slow further progression by delaying synaptic dysfunction and neuronal death. We believe this approach enhances the alignment of our development path with neflamapimod’s mechanism of action, reduces the heterogeneity of our target patient population, and provides the opportunity to demonstrate heightened clinical effect in shorter duration trials.

Recent Developments

Registered Direct Offering

On June 18, 2026, we entered into securities purchase agreement with certain investors, pursuant to which we agreed to issue and sell, in a registered direct offering by directly to the investors (the “Registered Offering”), 2,500,000 shares of common stock at a purchase price of $4.00 per share, for aggregate gross proceeds of $10.0 million, before deducting placement agent fees and related offering expenses. The Registered Offering closed on June 22, 2026.

H.C. Wainwright & Co., LLC (“Wainwright”) acted as the exclusive placement agent for the Registered Offering pursuant to an engagement letter between the Company and Wainwright dated June 16, 2026 (the “HCW Engagement Letter”). Pursuant to the HCW Engagement Letter, we also issued to Wainwright or its designees warrants to purchase 150,000 shares of common stock (the “Placement Agent Warrants”). The Placement Agent Warrants have an exercise price of $5.00 per share (or $4.999 per pre-funded warrant if elected), are immediately exercisable and expire 5 years following the commencement of sales of the Registered Offering.

Notice of Allowance

On June 16, 2026, we received a notice of allowance from the United States Patent and Trademark Office related to a new patent protecting the Company’s use of neflamapimod for the treatment of DLB in patients with no substantial AD-like tau pathology, which is expected to provide intellectual property protection into 2042 (without giving effect to any potential patent term extension).

Private Placement

On June 9, 2026, we entered into a securities purchase agreement (the “Purchase Agreement”) with certain accredited investors named therein, pursuant to which we agreed to issue and sell, in the Private Placement, an aggregate of 3,360,377 units (the “Units”), each Unit comprised of (i) (A) one share of common stock, or (B) one Pre-Funded Warrant, and, in each case, (ii) one Series B Warrant, and (iii) one Series C Warrant, at an offering price of $3.14 per Unit. The Private Placement closed on June 11, 2026, and we received approximately $10.5 million in aggregate gross proceeds therefrom, before deducting placement agent fees and expenses and related offering expenses. Joshua Boger, Ph.D., our Chair of the Board of Directors, and trusts related to John Alam, M.D., our Chief Executive Officer and a Director of the Company, and Sylvie Grégoire, PharmD, a Director of the Company, participated in the Private Placement for an aggregate of 1,369,426 Units.

The Pre-Funded Warrants are exercisable for one share of common stock at a price per share of $0.001, are immediately exercisable and expire when exercised in full. The Series B Warrants are exercisable for one share of common stock at a price per share of $3.32 (or, if elected, $3.319 per pre-funded warrant), are exercisable immediately and expire five years from the date of issuance. The Series C Warrants are exercisable for one share of common stock at a price per share of $3.14 (or, if elected, $3.139 per pre-funded warrant), are exercisable immediately and expire 12-months from the date of issuance.

Corporation Information

We are a Delaware corporation that was incorporated in June 2015 and previously was named “Diffusion Pharmaceuticals Inc.” Prior to June 2015, we were a Nevada corporation. On August 16, 2023, we completed a merger transaction with EIP Pharma, Inc., a Delaware corporation, and changed our name to “CervoMed Inc.”

We maintain our principal executive offices at 20 Park Plaza, Suite 424, Boston, Massachusetts 02216.

Our telephone number there is (617) 744-4400. The address of our website is www.cervomed.com. The information contained on, connected to or that can be accessed via our website is not part of this prospectus supplement. We have included our website address in this prospectus supplement as an inactive textual reference only and not as an active hyperlink.

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge through the investor relations page of our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

THE OFFERING

Common stock offered by the selling stockholders

Up to an aggregate of 10,081,131 shares of our common stock, consisting of (i) 1,767,514 shares of common stock, (ii) 1,592,863 shares of common stock issuable upon the exercise of outstanding Pre-Funded Warrants, (iii) 3,360,377 shares of common stock issuable upon the exercise of outstanding Series B Warrants, and (iv) 3,360,377 shares of common stock issuable upon the exercise of outstanding Series C Warrants.

Terms of the offering	The selling stockholders will determine when and how they will sell the Common Stock offered in this prospectus, as described in “Plan of Distribution.”

Use of proceeds

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. Each Pre-Funded Warrant has an exercise price equal to $0.001 per share, and if all Pre-Funded Warrants are exercised for cash (and not a cashless a basis), we will receive proceeds of approximately $1,593. Each Series B Warrant has an exercise price equal to $3.32 per share, and if all Series B Warrants are exercised for cash (and not a cashless a basis), we will receive proceeds of approximately $11.2 million. Each Series C Warrant has an exercise price equal to $3.14 per share, and if all Series B Warrants are exercised for cash (and not a cashless a basis), we will receive proceeds of approximately $10.6 million. Any proceeds we receive from the exercise of the Warrants will be used for working capital and general corporate purposes.

Risk factors

An investment in our securities involves a high degree of risk. See the section entitled “Risk Factors” of this prospectus and the similarly titled sections in the documents incorporated by reference into this prospectus.

Nasdaq Capital Market Symbol	CRVO

Shares of common stock that may be offered under this prospectus will be fully paid and non-assessable. We will not receive any of the proceeds of sales by the selling stockholders of any of the common stock covered by this prospectus. Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling stockholders for offer and resale, we are referring to the shares of common stock issued to the selling stockholders in the Private Placement as well as in connection with the exercise of Warrants issued in the Private Placement. When we refer to the selling stockholders in this prospectus, we are referring to the selling stockholders identified in this prospectus and, as applicable, their donees, pledgees, assigns, transferees, distributees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

RISK FACTORS

Investing in our shares of common stock involves a high degree of risk You should carefully consider the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will filed with the SEC, and in other documents incorporated by reference to our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and all other information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus, including our consolidated financial statements and the related notes, before investing in our common stock. If any of these risks materialize, our business, financial condition or results of operations could be materially harmed. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us, or that we currently deem immaterial, may also impair our business operations. If any of these risks were to occur, our business, financial condition, or results of operations would likely suffer. In that event, the trading price of our common stock could decline, and you could lose all or part of your investment.

The sale of a substantial amount of our common stock, including resale of the common stock issuable upon the exercise of the Warrants held by the selling stockholders, in the public market, could adversely affect the prevailing market price of our common stock.

We are registering for resale 10,081,131 shares of common stock held by the selling stockholders, including shares issuable upon the exercise of Warrants held by the selling stockholders. Sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock. We cannot predict if and when selling stockholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional shares of common stock. Any such issuance could result in substantial dilution to our existing stockholders and could cause our stock price to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus supplement include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that relate to future events or our future operations or financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “intends”, “expects”, “plans”, “targets”, “anticipates”, “believes”, “estimates”, “will”, “would”, “predicts”, “potential”, or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

Forward-looking statements also include statements regarding our intentions, beliefs, projections, outlook, analyses or expectations concerning, among other things:

●	our cash balances, our ability to obtain additional financing in the future on acceptable terms or at all, and our ability to continue as a going concern;
●	our ability to successfully enter into a partnership to advance neflamapimod into Phase 3 for DLB in a timely manner, on acceptable terms, or at all;
●

the success and timing of our ongoing and planned clinical trials and nonclinical studies, including our ability to enroll participants in our studies at anticipated rates, our ability to manufacture an adequate amount of drug supply for our studies, and changes to our drug candidates' formulations;

●	obtaining and maintaining intellectual property protection for our current or future product candidates and our proprietary technology;
●

the performance of third parties, including contract research organizations, contract development and manufacturing organizations, manufacturers, suppliers, and outside consultants, to whom we outsource certain operations, staff and other functions;

●	our ability to obtain and maintain regulatory approval of our current or future product candidates and, if approved, our products, including the labeling under any approval we may obtain;
●	our plans and ability to develop and commercialize our current or future product candidates and the outcomes of our research and development activities;
●	our estimates regarding expenses, future revenues, capital requirements, and needs for additional financing;
●	our future obligations under the license agreement with Vertex Pharmaceuticals Incorporated;
●	our failure to recruit or retain key scientific or management personnel or to retain our executive officers;
●

the accuracy of our estimates of the size and characteristics of the potential markets for our current or future product candidates, the rate and degree of market acceptance of any of our current or future product candidates that may be approved in the future, and our ability to serve those markets;

●	the success of products that are, or may become, available which also target the potential markets for our current or future product candidates;
●	our ability to operate our business without infringing the intellectual property rights of others and the potential for others to infringe upon our intellectual property rights;
●	any significant breakdown, infiltration, or interruption of our information technology systems and infrastructure;
●	recently enacted and future legislation related to the healthcare system;
●	other regulatory developments in the US, European Union, and other foreign jurisdictions;
●	our ability to satisfy the continued listing requirements of the Nasdaq or any other exchange on which our securities may trade in the future;
●	uncertainties related to general economic, political, business, industry, and market conditions; and
●	other risks and uncertainties, including those discussed under the heading “Risk Factors” herein and in our other public filings.

We have based these forward-looking statements on our current expectations and projections about future events. We believe that the assumptions and expectations reflected in such forward-looking statements are reasonable, based on information available to us on the date hereof, but we cannot assure you that these assumptions and expectations will prove to have been correct or that we will take any action that we may presently be planning. These forward-looking statements are inherently subject to known and unknown risks and uncertainties. We have included important cautionary statements in this prospectus supplement, in the documents incorporated by reference in this prospectus supplement, and in the sections in our periodic reports, including our most recent Annual Report on Form 10-K, entitled “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as supplemented by our subsequent Quarterly Reports on Form 10-Q or our Current Reports on Form 8-K, discussing some of the factors that we believe could cause actual results or events to differ materially from the forward-looking statements that we are making including, but are not limited to, research and product development uncertainties, regulatory policies and approval requirements, competition from other similar businesses, market and general economic factors.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated herein by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus supplement or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale or other disposition of shares of our common stock beneficially owned by the selling stockholders pursuant to this prospectus. Upon any exercise of the Warrants for cash, the applicable selling stockholder would pay us the exercise price set forth in the applicable Warrant.

Each Pre-Funded Warrant has an exercise price equal to $0.001 per share, and if all Pre-Funded Warrants are exercised for cash (and not a cashless a basis), we will receive proceeds of approximately $1,593. Each Series B Warrant has an exercise price equal to $3.32 per share, and if all Series B Warrants are exercised for cash (and not a cashless a basis), we will receive proceeds of approximately $11.2 million. Each Series C Warrant has an exercise price equal to $3.14 per share, and if all Series B Warrants are exercised for cash (and not a cashless a basis), we will receive proceeds of approximately $10.6 million. We expect to use any such proceeds for working capital and general corporate purposes.

We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of shares of our common stock to be sold by the selling stockholders pursuant to this prospectus. Other than registration expenses, the selling stockholders will bear their own broker or similar commissions payable with respect to sales of shares of our common stock.

SELLING STOCKHOLDERS

This prospectus covers the possible resale from time to time by the selling stockholders identified in the table below of common stock, including common stock issuable upon the exercise of the Pre-Funded Warrants, Series B Warrants and Series C Warrants, issued in the Private Placement. The selling stockholders may sell some, all or none of their common stock. We do not know how long the selling stockholders will hold the Warrants, whether any will exercise the Warrants, and upon such exercise, how long such selling stockholders will hold the common stock before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of common stock and warrants to purchase common stock, as of June 22, 2026, assuming exercise of the Warrants held by the selling stockholders on that date, without regard to any limitations on conversions or exercises. The third column lists the maximum number of shares of common stock being offered in this prospectus by the selling stockholders. The fourth and fifth columns list the number of shares of common stock owned after the offering, by number of shares of common stock and percentage of outstanding shares of common stock, assuming in both cases the sale of all of the shares of common stock offered by the selling stockholders pursuant to this prospectus, and without regard to any limitations on conversions or exercises.

Under the terms of the Warrants, a selling stockholder may not exercise the warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99%, 9.99% or 19.99%, as applicable, of our then outstanding shares of Common Stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such warrants which have not been exercised. The beneficial ownership limitation may be increased or decreased, provided that in no event shall it exceed 9.99% or 19.99%, as applicable, upon notice to us, provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following the receipt of such notice by us. The number of shares in the table below does not reflect this limitation. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering**	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus**	Number of Shares of Common Stock Owned After Offering**(1)	Percentage of Shares of Common Stock Owned After Offering***
3i, LP (2)	602,705	477,705	125,000	*
Armistice Capital, LLC (3)	5,512,952	4,778,589	734,363	5.1%
The Joshua S. Boger 2021 Trust (4)	3,923,510	2,866,242	1,057,268	7.5%
The JGA Trust (5)	895,611	621,018	274,593	2.0%
The MGW Trust (6)	895,611	621,018	274,593	2.0%
Woodline Master Fund LP (7)	1,166,559	716,559	450,000	3.2%

* Represents beneficial ownership of less than 1%.

** Subject to beneficial ownership blocker.

*** Based upon 13,526,233 shares outstanding as of June 22, 2026.

(1)

Assumes that all common stock being registered under the registration statement of which this prospectus forms a part are sold in this offering, and that none of the selling stockholders acquire additional common stock after the date of this prospectus and prior to completion of this offering.

(2)

The selling stockholder holds (i) 284,235 shares of common stock, of which 159,235 shares were issued by us in the Private Placement and which we are registering hereby, (ii) Series B Warrants to purchase an aggregate of 159,235 shares of common stock issued by us in the Private Placement and which we are registering hereby, and (iii) Series C Warrants to purchase an aggregate of 159,235 shares of Common Stock issued by us in the Private Placement and which we are registering hereby. 3i Management LLC is the general partner of 3i, LP, and Maier Joshua Tarlow is the manager of 3i Management LLC. As such, Mr. Tarlow exercises sole voting and investment discretion over securities beneficially owned directly or indirectly by 3i, LP and 3i Management LLC. Mr. Tarlow disclaims beneficial ownership of the securities beneficially owned directly by 3i, LP and indirectly by 3i Management LLC. The Series B Warrants and Series C Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling stockholder from exercising that portion of the warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The business address of each of the aforementioned parties is 2 Wooster Street, 2nd Floor, New York, NY 10013.  We have been advised that none of Mr. Tarlow, 3i Management LLC, or 3i, LP is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer

(3)

The selling stockholder holds (i) Series A warrants issued by us in a prior transaction (the “Series A Warrants”) which entitle the selling stockholder to purchase an aggregate of 734,363 shares of common stock, (ii) Pre-funded Warrants to purchase an aggregate of 1,592,863 shares of common stock issued by us in the Private Placement and which we are registering hereby, (iii) Series B Warrants to purchase an aggregate of 1,592,863 shares of common stock issued by us in the Private Placement and which we are registering hereby, and (iv) Series C Warrants to purchase an aggregate of 1,592,863 shares of Common Stock issued by us in the Private Placement and which we are registering hereby. The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital.  The Series A Warrants, Series B Warrants and Series C Warrants are subject to a beneficial ownership limitation of 4.99%, and the Pre-Funded Warrants are subject to a beneficial ownership limitation of 9.999%, which such limitation restricts the selling stockholder from exercising that portion of the warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(4)

Includes (i) 216,817 shares of common stock held directly by Joshua Boger, PhD, (ii) 1,600,117 shares of common stock held by the Joshua S. Boger 2021 Trust (the “Boger Trust”), of which 955,414 shares were issued by us in the Private Placement and which we are registering hereby, (iii) 195,748 shares of common stock held by The Amy S. Boger 2021 Trust (“ASB 2021 Trust”), (iv) Series B Warrants to purchase an aggregate of 955,414 shares of common stock issued by us in the Private Placement and which we are registering hereby, and (v) Series C Warrants to purchase an aggregate of 955,414 shares of Common Stock issued by us in the Private Placement and which we are registering hereby. Dr. Boger is the sole trustee of the Boger Trust and the ASB 2021 Trust and may be deemed to be the beneficial owner of such securities. Dr. Boger disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. The Series B Warrants and Series C Warrants are subject to a beneficial ownership limitation of 19.99%, which such limitation restricts the selling stockholder from exercising that portion of the warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address for Dr. Boger is c/o CervoMed Inc., 20 Park Plaza, Suite 424, Boston, MA 02116.

(5)

The selling stockholder holds (i) 481,599 shares of common stock, of which 207,006 shares were issued by us in the Private Placement and which we are registering hereby, (ii) Series B Warrants to purchase an aggregate of 207,006 shares of common stock issued by us in the Private Placement and which we are registering hereby, and (iii) Series C Warrants to purchase an aggregate of 207,006 shares of Common Stock issued by us in the Private Placement and which we are registering hereby. The JGA Trust is one of multiple trusts established by John Alam, M.D. and his wife, Sylvie Grégoire, Pharm.D., for the benefit of family members. Dr. Alam and Dr. Grégoire are directors of the Company and Dr. Alam serves as our President and Chief Executive Officer. Dr. Alam and Dr. Grégoire do not possess authority to vote or dispose of the securities held by The JGA Trust, and they disclaim beneficial ownership of such securities. The Series B Warrants and Series C Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling stockholder from exercising that portion of the warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address for The JGA Trust is c/o Michel Grégoire, Trustee, 1510 Menlo Drive, Kennesaw, GA 30152.

(6)

The selling stockholder holds (i) 481,599 shares of common stock, of which 207,006 shares were issued by us in the Private Placement and which we are registering hereby, (ii) Series B Warrants to purchase an aggregate of 207,006 shares of common stock issued by us in the Private Placement and which we are registering hereby, and (iii) Series C Warrants to purchase an aggregate of 207,006 shares of Common Stock issued by us in the Private Placement and which we are registering hereby. The MGW Trust is one of multiple trusts established by Dr. Alam and his wife, Dr. Grégoire, for the benefit of family members. Dr. Alam and Dr. Grégoire are directors of the Company and Dr. Alam serves as our President and Chief Executive Officer. Dr. Alam and Dr. Grégoire do not possess authority to vote or dispose of the securities held by The MGW Trust, and they disclaim beneficial ownership of such securities. The Series B Warrants and Series C Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling stockholder from exercising that portion of the warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address for The MGW Trust is c/o Michel Grégoire, Trustee, 1510 Menlo Drive, Kennesaw, GA 30152.

(7)

The selling stockholder holds (i) 688,853 shares of common stock, of which 238,853 shares were issued by us in the Private Placement and which we are registering hereby, (ii) Series B Warrants to purchase an aggregate of 238,853 shares of common stock issued by us in the Private Placement and which we are registering hereby, and (iii) Series C Warrants to purchase an aggregate of 238,853 shares of Common Stock issued by us in the Private Placement and which we are registering hereby. Woodline Partners LP serves as the investment manager of Woodline Master Fund LP and may be deemed to be the beneficial owner of the shares. Woodline Partners LP disclaims any beneficial ownership of these shares. The Series B Warrants and Series C Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling stockholder from exercising that portion of the warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Woodline Master Fund LP is 4 Embarcadero Center, Suite 3450, San Francisco, CA 94111.

PLAN OF DISTRIBUTION

Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of common stock (including any common stock issuable upon the exercise of Pre-Funded Warrants, Series B Warrants and/or Series C Warrants) covered by this prospectus on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
●	in the over-the-counter market;
●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
●	through the writing of options, whether such options are listed on an options exchange or otherwise;
●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	short sales;
●	sales pursuant to Rule 144;
●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions, and such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the common stock, the warrants or shares of common stock they acquire upon the exercise of Pre-Funded Warrants, Series B Warrants and/or Series C Warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock (including common stock issuable upon exercise of the Pre-Funded Warrants, Series B Warrants and/or Series C Warrants) pursuant to the Purchase Agreement, estimated to be approximately $77,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Certain legal matters in connection with the validity of the securities offered hereby will passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts.

EXPERTS

The consolidated financial statements of CervoMed Inc. and its subsidiaries as of December 31, 2025 and 2024 and for the years then ended  incorporated in this prospectus by reference from the CervoMed Inc. Annual Report on Form 10-K for the year ended December 31, 2025, have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to CervoMed Inc.’s ability to continue as a going concern), incorporated herein by reference, and have been incorporated in this prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act, and therefore this prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the reporting requirements of the Exchange Act and file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information and amendments to those reports filed or furnished with the SEC. SEC filings are available at the SEC’s website at http://www.sec.gov.

We also maintain a website at www.cervomed.com, through which you can access our SEC filings. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus. We include our website address in this prospectus only as an inactive textual reference. Information contained in our website does not constitute a part of this prospectus or our other filings with the SEC.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus. This means we can disclose information to you by referring you to another document we filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the securities we may offer pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained from the SEC’s website at http://www.sec.gov.  This prospectus incorporates by reference the following documents (other than any portion of the respective filings furnished, rather than filed, under the applicable SEC rules) that we have filed with the SEC but have not included or delivered with this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 13, 2026;

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 15, 2026;

•	The portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 30, 2026 that are deemed “filed” with the SEC under the Exchange Act;

•	our Current Reports on Form 8-K as filed with the SEC on February 18, 2026, March 4, 2026, March 19, 2026, April 22, 2026, June 9, 2026, June 10, 2026, June 18, 2026, June 22, 2026 and June 22, 2026;

•

The description of our common stock included in the description of securities filed as Exhibit 4.6 to our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 13, 2026, as such description has been amended, and any amendment or report the Registrant may file with the SEC for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information deemed furnished and not filed with the SEC. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the document is filed.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report, performance graph and the certifications of our chief executive officer and chief financial officer required by Rule 13a-14(b) or Rule 15d-14(b) under the Exchange Act and Section 1350 of Chapter 63 of Title 18 of the United States Code (included in or accompanying our latest Annual Report on Form 10-K incorporated by reference herein) or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may request a free copy of any or all of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

CervoMed Inc.

20 Park Plaza, Suite 424

Boston, Massachusetts 02116

(617) 744-4400

Attention: Investor Relations

You may also access these documents on our website, www.cervomed.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus.

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

CERVOMED INC.

10,081,131 Shares of Common Stock

P R O S P E C T U S

JULY 10, 2026